Exhibit 2.1

Amendment to Agreement and Plan of Merger
This Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of August 20, 2020 (the “Amendment Date”), amends that certain Agreement and Plan of Merger, dated as of July 2, 2020, by and among Graf Industrial Corp., a Delaware corporation (“Acquiror”), VL Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Velodyne LiDAR, Inc., a Delaware corporation (the “Company”) (as amended, restated or supplemented from time to time, the “Merger Agreement”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
WHEREAS, pursuant to Section 11.10 of the Merger Agreement, Acquiror, Merger Sub and the Company may amend the Merger Agreement prior to the Closing by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned hereby agree as follows:
1.
Amendments to Merger Agreement. Effective as of the Amendment Date:

A. Each of Exhibit D and Annex D to the Merger Agreement are hereby deleted in its entirety and replaced with the attached Exhibit D-1. All references to Exhibit D in the Merger Agreement are amended to refer to such Exhibit D-1 in the Merger Agreement. All references to Annex D in the Merger Agreement are deleted in its entirety.
B. Exhibit E to the Merger Agreement is hereby deleted in its entirety and replaced with the attached Exhibit E-1, (and all references to Exhibit E in the Merger Agreement are amended to refer to such Exhibit E-1).
C. The proviso in the first sentence of Section 3.01(a) is hereby deleted in its entirety and replaced with the following:
“. . . provided, that, the aggregate Merger Consideration to be paid in respect of all Company Stock, together with all payments made in accordance with Section 3.05 with respect to all vested Company Equity Awards, shall not exceed 148,453,811 shares of Acquiror Common Stock.”
2. Governing Law. This Amendment and all claims and causes of action, whether in contract, tort or otherwise, that may relate to this Amendment shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.
3. Full Force and Effect. Except as amended hereby, the Merger Agreement shall remain in full force and effect.
4. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.
5. Headings. Headings in this Amendment are included for reference only and shall have no effect upon the construction or interpretation of any part of this Amendment.
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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
GRAF INDUSTRIAL CORP.
By:	/s/ James A. Graf
Name:	James A. Graf
Title:	Chief Executive Officer
VL MERGER SUB INC.
By:	/s/ James A. Graf
Name:	James A. Graf
Title:	President
VELODYNE LIDAR, INC.
By:	/s/ Anand Gopalan
Name:	Anand Gopalan
Title:	Chief Executive Officer

EXHIBIT D-1
[Attached.]

EXHIBIT E-1
[Attached.]